                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement        [_]CONFIDENTIAL, FOR USE OF THE COMMISSION
                                         ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          AVERY DENNISON CORPORATION
               (Name of Registrant as Specified In Its Charter)

                          AVERY DENNISON CORPORATION
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

-----------------   -----------------------------------------------------------

 [LOGO OF           Avery Dennison Corporation
  AVERY             150 North Orange Grove Boulevard
  DENNISON]         Pasadena, California 91103

-----------------   -----------------------------------------------------------

Notice of           To the Stockholders:
Annual Meeting
of Stockholders     The Annual Meeting of Stockholders of Avery Dennison
                    Corporation will be held at 150 North Orange Grove
                    Boulevard, Pasadena, California, on Thursday, April 29,
To be held          1999,  at 1:30 P.M. for the following purposes:
April 29, 1999
                    1. To elect four directors to hold office for a term of
                       three years and until their successors are elected and have qualified;

                    2. To consider and vote upon a proposal to reapprove the
                       Senior Executive Leadership Compensation Plan; and

                    3. To consider and vote upon a proposal to reapprove the
                       Executive Long-Term Incentive Plan; and

                    4. To transact such other business as may properly come
                       before the meeting and any adjournments thereof.

                    In accordance with the Bylaws, the Board of Directors has fixed the close of business on Monday, March 1, 1999, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

                    All stockholders are cordially invited to attend the meeting.
                    BY ORDER OF THE BOARD OF DIRECTORS

                    Robert G. van Schoonenberg
                    Secretary

                    Pasadena, California
                    Dated: March 8, 1999

                    -----------------------------------------------------------
                    Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United
                    States). If you attend the meeting and wish to vote in person, your proxy will not be used.
                    -----------------------------------------------------------

                          AVERY DENNISON CORPORATION
                       150 North Orange Grove Boulevard
                          Pasadena, California 91103

                                PROXY STATEMENT

  This proxy statement is furnished to the stockholders on behalf of the Board of Directors of Avery Dennison Corporation, a Delaware corporation (hereinafter called the "Company"), for solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 29, 1999 at 1:30 P.M. and at any and all adjournments thereof. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the meeting and wish to vote your shares in person, your proxy will not be used. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Under the Company's Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal. The Company has retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting at a fee estimated at $10,000 plus out of pocket expenses. Expenses incident to the preparation and mailing of the notice of meeting, proxy statement and form of proxy are to be paid by the Company. This proxy statement is to be mailed to stockholders on or about March 8, 1999.

  The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. In addition to the election of directors, two incentive compensation plans will be submitted for reapproval by the Company s stockholders. The two plans, the Senior Executive Leadership Compensation Plan and the Executive Long-Term Incentive Plan, have previously been approved by the Company's stockholders but are now being submitted for reapproval for the purpose of complying with the requirements of the "performance-based" compensation exclusion under the Internal Revenue Code of 1986, as amended and related regulations (the "Code") which requires reapproval every five years. Absent such exclusion, the Code generally denies a deduction to a publicly held corporation for compensation paid to a covered employee in a taxable year to the extent that compensation exceeds $1 million. See "Report of Compensation -- Overall Policy" below. As of the date of this statement, management knows of no other business which will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies. See "GENERAL -- Stockholder Proposals" below.

                     ELECTION OF DIRECTORS (Proxy Item 1)

  The Bylaws of the Company presently provide for eleven directors, divided into three classes. Four directors are to be elected at the 1999 Annual Meeting and will hold office until the Annual Meeting in 2002 and until their successors are elected and have qualified. It is intended that the persons so appointed in the enclosed proxy will, unless authority is withheld, vote for the election of the four nominees proposed by the Board of Directors, all of whom are presently directors of the Company. In voting for the election of directors, each share has one vote for each position to be filled. All of the nominees have consented to being named herein and to serve if elected. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

  The following information, which has been provided by the directors, shows for each of the nominees for election to the Board of Directors and for each director whose term continues, his or her name, age, and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on, the period during which such person has served as a director of the Company and the year in which each continuing director's present term as director expires.

                                 1999 NOMINEES

           Charles D. Miller, age 71. Since May 1998, Mr. Miller has served as Chairman of Avery Dennison Corporation. From November 1983 through
[PHOTO] April 1998, Mr. Miller was Chairman and Chief Executive Officer of Avery Dennison Corporation. Prior to 1983, he served as President and Chief Executive Officer. He is Chairman of Nationwide Health Properties, Inc., and also is a director of Edison International and Pacific Life Insurance Company. He has been a director of Avery Dennison Corporation since January 1975.

           Richard M. Ferry, age 61. Since May 1997, he has been Chairman of Korn/Ferry International, an international executive search firm.
[PHOTO] During the period May 1991 through May 1997, Mr. Ferry was Chairman and Chief Executive Officer of Korn/Ferry International. Prior to 1991, he served as President of Korn/Ferry International. He is also a director of Dole Food Company, Mrs. Fields Original Cookies, Inc., and Pacific Life Insurance Company. He has been a director of Avery Dennison Corporation since December 1985.

           Dwight L. Allison, Jr., age 69. Since October 1986, Mr. Allison has been a private investor. From January 1977 to September 1986, Mr.
[PHOTO] Allison served in various senior executive positions (including Chairman and Chief Executive Officer, Vice Chairman and President) with The Boston Company, a trust, banking and financial management firm. He is also a director of Mellon Bank Corporation. He has been a director of Avery Dennison Corporation since October 1990. Mr. Allison also served as a director of Dennison Manufacturing Company from 1974 to October 1990.

           Kent Kresa, age 61. Since October 1990, Mr. Kresa has been Chairman, President and Chief Executive Officer of Northrop Grumman
[PHOTO] Corporation, an aeronautical and defense systems manufacturer. From 1987 to September 1990, Mr. Kresa served as President and Chief Operations Officer of Northrop Corporation. He is also a director of Atlantic Richfield Corporation. He has been a director of Avery Dennison Corporation since February 1999.

  The Board of Directors recommends a vote FOR the above nominees.

                             CONTINUING DIRECTORS

           Sidney R. Petersen, age 68. During the past five years, Mr. Petersen has been a private investor. In 1984, he retired as Chairman and
[PHOTO] Chief Executive Officer of Getty Oil Company, a position which he had held since 1980. He is also a director of NICOR, Inc., Seagull Energy Corporation, Sypris Solutions, Inc., and UnionBanCal Corp. He has been a director of Avery Dennison Corporation since December 1981. His present term expires in the year 2000.

           John C. Argue, age 67. During the past five years, Mr. Argue has been Of Counsel and formerly Senior Partner of the law firm of Argue
[PHOTO] Pearson Harbison & Myers. Mr. Argue is chairman of The Rio Hondo Memorial Foundation. Mr. Argue is also a director of Apex Mortgage Capital, Inc., Nationwide Health Properties, Inc., and TCW/Convertible Securities Fund, Inc., a registered investment company. He is a trustee of the TCW/DW and TCW Galileo families of funds and the TCW/DW Term Trust 2000, TCW/DW Term Trust 2002 and TCW/DW Term Trust 2003. Mr. Argue is an advisory director (Chairman of advisory directors) of LAACO Ltd. He has been a director of Avery Dennison Corporation since January 1988. His present term expires in the year 2000.

           John B. Slaughter, age 65. Since August 1988, Dr. Slaughter has served as President of Occidental College. Dr. Slaughter is also a
[PHOTO] director of Atlantic Richfield Company, International Business Machines Corporation, Northrop Grumman Corporation, and Solutia, Inc. He has been a director of Avery Dennison Corporation since December 1988. His present term expires in the year 2000.

           Frank V. Cahouet, age 66. In December 1998, Mr. Cahouet retired as Chairman, President and Chief Executive Officer of Mellon Bank
[PHOTO] Corporation, a position which he had held since June 1987. From September 1986 through June 1987, Mr. Cahouet served as President of the Federal National Mortgage Association. He is also a director of Allegheny Teledyne, Inc., Mellon Bank Corporation, USEC Inc., and Saint Gobain Corporation. Mr. Cahouet has been a director of Avery Dennison Corporation since February 1983. His present term expires in the year 2001.

           Peter W. Mullin, age 58. During the past five years, Mr. Mullin has been Chairman and Chief Executive Officer of Mullin Consulting, Inc.,
[PHOTO] formerly known as Management Compensation Group, Los Angeles, Inc., an executive compensation, benefit planning, and corporate insurance consulting firm, and related entities. He is also a director of Golden State Vintners, Inc. and Mrs. Fields Original Cookies, Inc. He has been a director of Avery Dennison Corporation since January 1988. His present term expires in the year 2001.

           Joan T. Bok, age 69. Since April 1998, Mrs. Bok has been Chairman Emeritus of the Board of NEES Companies, a public utility holding
[PHOTO] company and supplier of electricity. From February 1984 through April 1998, Mrs. Bok was Chairman of the Board of NEES Companies, and from July 1988 to February 1989, she served as Chairman, President and Chief Executive Officer. She is also a director of John Hancock Mutual Life Insurance Company and Solutia, Inc. Mrs. Bok has been a director of Avery Dennison Corporation since October 1990. She served as a director of Dennison Manufacturing Company from 1984 to October 1990. Her present term expires in the year 2001.

           Philip M. Neal, age 58. Since May 1998, Mr. Neal has served as President and Chief Executive Officer of Avery Dennison Corporation.
[PHOTO] From December 1990 through April 1998, Mr. Neal was President and Chief Operating Officer of Avery Dennison Corporation. Prior to December 1990, he served as Executive Vice President, Group Vice President, and Senior Vice President, Finance, respectively. He has been a director of Avery Dennison Corporation since December 1990. His term expires in the year 2001.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows the number of shares of the Company's common stock beneficially owned by each director of the Company and each of the executive officers named in the table on page 9, and the aggregate number of such shares beneficially owned by all directors and executive officers as of December 31, 1998.

                                                          Amount and
                                                          Nature of
                                                          Beneficial    Percent
   Name                                                  Ownership(1)   of Class
   ----                                                ---------------- --------
   Charles D. Miller..................................   830,045 (3)      (2)
   Sidney R. Petersen.................................    44,087 (4)(5)   (2)
   Frank V. Cahouet...................................    66,549 (4)(6)   (2)
   Richard M. Ferry...................................    44,862 (4)      (2)
   John C. Argue......................................    46,930 (4)(7)   (2)
   Peter W. Mullin....................................    50,600 (4)(8)   (2)
   John B. Slaughter..................................    28,198 (9)      (2)
   Philip M. Neal.....................................   441,429 (10)     (2)
   Dwight L. Allison, Jr. ............................    89,864 (11)     (2)
   Joan T. Bok........................................    36,404 (12)     (2)
   Kent Kresa.........................................        --           --
   Kim A. Caldwell....................................   189,016 (13)     (2)
   Robert M. Calderoni................................    11,000 (14)     (2)
   Geoffrey T. Martin.................................    78,800 (15)     (2)
   Robert G. van Schoonenberg.........................    68,658 (16)     (2)
   All Directors and Executive Officers as a Group
    (20 persons, including those named)............... 2,224,109 (17)     1.9%

--------
 (1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and/or investment power with respect to such shares.

 (2) Less than 1%.

 (3) Includes 550,800 shares with respect to which Mr. Miller holds options exercisable within 60 days from December 31, 1998. Also includes 267,033 shares held in the Miller Family Trust, as to which Mr. Miller has sole authority to vote and to dispose of the shares. Also includes 7,133 shares held in The Candyman Trust, as to which Mr. Miller, as co-trustee, shares the authority to vote and to dispose of the shares. Also includes 5,079 shares held by Mrs. Miller, as to which Mr. Miller disclaims beneficial ownership.

 (4) Includes 33,000 shares with respect to which each of Messrs. Petersen, Cahouet, Ferry, Argue and Mullin holds options exercisable within 60 days from December 31, 1998.

 (5) Includes 11,087 shares held in the Petersen Family Trust, as to which Mr. Petersen, as co-trustee, shares the authority to vote and to dispose of the shares.

 (6) Includes 16,972 shares held in trust with respect to which Mr. Cahouet has sole voting and disposition power. Also includes 16,447 shares held in trust by Mrs. Cahouet, as to which Mr. Cahouet disclaims any beneficial ownership. Does not include 1,105 shares issuable under phantom stock units designated for Mr. Cahouet under the Company's Capital Accumulation Plan ("CAP") trust.

 (7) Includes 3,300 shares held in trust with respect to which Mr. Argue has sole voting power but no disposition power. Also includes 1,650 shares held in trust with respect to which Mr. Argue has the authority to vote and dispose of the shares.

 (8) Does not include 573 shares issuable under phantom stock units designated for Mr. Mullin under the CAP trust.

 (9) Includes 24,500 shares with respect to which Dr. Slaughter holds options exercisable within 60 days from December 31, 1998. Also includes 218 shares held by Mrs. Slaughter, as to which Dr. Slaughter disclaims any beneficial ownership.

(10) Includes 96,929 shares held in trust in which Mr. Neal has sole voting and disposition power. Includes 344,400 shares with respect to which Mr. Neal holds options exercisable within 60 days from December 31, 1998. Also includes 100 shares held by Mrs. Neal, as to which Mr. Neal disclaims beneficial ownership.

(11) Includes 61,184 shares held in a trust in which Mr. Allison is the primary beneficiary and Mr. and Mrs. Allison are co-trustees with shared voting power. Also includes 1,680 shares held in a trust in which Mrs. Allison is the primary beneficiary and Mr. and Mrs. Allison are co-trustees with shared voting power. Includes 27,000 shares with respect to which Mr. Allison holds options exercisable within 60 days from December 31, 1998.

(12) Includes 27,500 shares with respect to which Mrs. Bok holds options exercisable within 60 days from December 31, 1998. Does not include 278 shares issuable under phantom stock units designated for Mrs. Bok under the CAP trust.

(13) Includes 163,150 shares with respect to which Mr. Caldwell holds options exercisable within 60 days from December 31, 1998. Also includes 50 shares each held by Mr. Caldwell's daughter and son, as to which Mr. Caldwell disclaims beneficial ownership.

(14) Includes 10,000 shares with respect to which Mr. Calderoni holds options exercisable within 60 days from December 31, 1998.

(15) Includes 63,800 shares with respect to which Mr. Martin holds options exercisable within 60 days from December 31, 1998.

(16) Includes 48,800 shares with respect to which Mr. van Schoonenberg holds options exercisable within 60 days from December 31, 1998.

(17) Includes 1,574,507 shares with respect to which all executive officers and directors as a group hold options exercisable within 60 days from December 31, 1998.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  During 1998, there were seven meetings of the full Board of Directors and nine meetings of committees of the Board. All directors of the Company attended at least 75% of the aggregate number of meetings of the Board and meetings of Board committees of which they were members held during the time they served on the Board or Committee.

  Standing committees of the Board of Directors include the following:

  The Audit Committee, which is composed of the following directors: Sidney R. Petersen (Chairman), Dwight L. Allison, Jr., Joan T. Bok, Richard M. Ferry and Peter W. Mullin, met twice during 1998. The functions of the Audit Committee are to aid the directors in undertaking and fulfilling their responsibilities for financial reporting to the stockholders; to support and encourage efforts to improve the financial controls exercised by management and to ensure their adequacy for purposes of public reporting; and to provide better avenues of communication between the Board of Directors, management and the external and internal auditors.

  The Compensation and Executive Personnel Committee, which is composed of the following directors: John C. Argue (Chairman), Sidney R. Petersen and Frank V. Cahouet, met three times during 1998. The functions of the Compensation and Executive Personnel Committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation, and stock plans; to review and make recommendations to the Board concerning management's proposed option grants, cash incentive awards and other direct and indirect compensation matters; and to monitor equal opportunity and affirmative action programs and practices.

  The Ethics and Conflict of Interest Committee, which is composed of the following directors: Joan T. Bok (Chairman), John B. Slaughter and Sidney R. Petersen, met once during 1998. The functions of the Ethics and Conflict of Interest Committee are to survey, monitor and provide counsel on an ongoing basis as to the business relationships, affiliations and financial transactions of directors, officers and key employees, as they may relate to possible conflicts of interest or the Company's Legal and Ethical Conduct Policy; to monitor the Company's ethics and business conduct program, and to report and make recommendations to the full Board in instances where it is believed that possible violations of Company policy could exist.

  The Finance Committee, which is composed of the following directors: Frank
V. Cahouet (Chairman), Charles D. Miller, Peter W. Mullin, Dwight L. Allison, Jr., Philip M. Neal, Sidney R. Petersen and Joan T. Bok, met once during 1998. The functions of the Finance Committee are to assist the Board in consideration of matters relating to the financial affairs and capital requirements of the Company; to provide an overview of the financial planning and policies of the Company; and to review proposed budgets, proposed acquisitions, bank loans and changes in the financial structure of the Company.

  The Nominating Committee, which is composed of the following directors:
Richard M. Ferry (Chairman), Charles D. Miller, John C. Argue, Peter W. Mullin and Philip M. Neal, met once during 1998. The functions of the Nominating Committee are to review the qualifications of candidates for board membership, to review the status of a director when his or her principal position and/or primary affiliation changes, to recommend to the Board of Directors candidates for election by stockholders at annual meetings, to recommend candidates to fill vacancies in directorships, to recommend to the Board of Directors the removal of a director, if in the Company's best interest, and to make recommendations to the Board of Directors concerning selection, tenure, retirement, and composition of the Board of Directors. Stockholders desiring to make recommendations concerning new directors must submit the candidate's name, together with biographical information and the candidate's written consent to nomination, to: Secretary, Nominating Committee of the Board of Directors, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders wishing to nominate new directors for election at an annual meeting must comply with the requirements described under the heading "GENERAL -- Stockholder Proposals" on p. 25.

  The Strategic Planning Committee, which is composed of the following directors: Philip M. Neal (Chairman), Charles D. Miller, John C. Argue, Peter
W. Mullin, Richard M. Ferry, John B. Slaughter and Dwight L. Allison, Jr., met once during 1998. The functions of the Strategic Planning Committee are to review the Company's long-term strategic plan, objectives, programs, and proposed acquisition candidates and divestitures; to review steps being taken to improve shareholder value; and to make recommendations to the Board of Directors on any of these matters.

  The Executive Committee, which is composed of the following directors:
Charles D. Miller (Chairman), Richard M. Ferry, Philip M. Neal, John C. Argue and Frank V. Cahouet, did not meet during 1998. The function of the Executive Committee is to act on an interim basis for the full Board and to report all such actions to the Board for ratification at its next meeting.

  Each director who is not an officer of the Company is paid an annual retainer fee of $32,000 and attendance fees of $1,200 per Board meeting attended, and $1,200 per committee meeting attended as Chairman of the committee or $1,000 per committee meeting attended as a member of the committee. The Chairmen of the Audit and Compensation and Executive Personnel Committees are each also paid an annual retainer fee of $4,000, and the Chairmen of the Finance, Nominating and the Ethics and Conflict of Interest Committees are each paid an annual retainer fee of $3,000. Under the Directors Variable Deferred Compensation Plan, fees which are deferred either accrue interest at a fixed rate based on the 120-month rolling average of ten-year U.S. Treasury Notes (plus, if the director ceases to be a director by reason of death, disability or normal retirement, 25% of such rate per annum), or accrue at the actual rate of return (less an administrative fee) of one of four investment funds managed by an insurance company. Benefits payable by the Company under these plans are secured with assets placed in an irrevocable trust. In addition, each non-employee director (except for Mr. Kresa, who joined the Board in February 1999) received a gift of 100 shares of the Company's common stock on April 23, 1998.

  Directors are also eligible to participate in the Retirement Plan for Directors, whereby individuals who serve on the Company's Board of Directors after 1982 and subsequently terminate their service as a director with at least five years' tenure, are entitled to receive an annual benefit from the Company equal to the annual director retainer fee plus 12 times the regular meeting fee, as such fees are in effect on the date of termination, payable to the director (or to the director's surviving spouse of at least one year or other designated beneficiary) for the number of full or partial years the director served on the Company's Board. Following the death of the director's surviving spouse, or if there is no surviving spouse living at the time of the death of the director, any benefits will be paid to one or more secondary beneficiaries designated by the director prior to his or her death until the first to occur of (i) receipt of the maximum benefit to which the director would have been entitled had he or she survived, (ii) the death of the secondary beneficiaries, if natural persons or (iii) benefits have been paid under the plan to the director, surviving spouse, and/or the secondary beneficiaries for a combined period of ten years.

  Non-employee directors also participate in the 1988 Stock Option Plan for Non-Employee Directors ("1988 Plan"), pursuant to which options to purchase a total of 16,000 shares (2,000 shares for each non-employee director) of Company common stock were granted in 1998 to the non-employee directors eligible to receive grants under such plan. The option price for each such option granted is 100% of the fair market value of Company common stock on the date of grant. All options granted have a term of ten years, and become exercisable in two cumulative installments of 50% of the number of shares with respect to which the option was initially granted, on each of the first and second anniversaries of the grant date, except that all options owned by a director which are unexercisable on the date the director retires at or after age 72 will become fully exercisable on the date of such retirement. Under the CAP, non-employee directors have the opportunity to defer until retirement the receipt of gain realized on exercise of stock options. The 1988 Plan calls for each non-employee director to receive an option grant with respect to 5,000 shares upon joining the Board of Directors, and automatic annual grants of 2,000 shares thereafter to each continuing non-employee director.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

  The following table and accompanying notes show for the two Chief Executive Officers and the other four most highly compensated executive officers of the Company for 1998, the compensation paid by the Company to such persons for services in all capacities during 1998 and the preceding two fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term Compensation
                                                              --------------------------------
                                    Annual Compensation              Awards          Payouts
                              ------------------------------- --------------------- ----------
                                                              Restricted Securities
                                                 Other Annual   Stock    Underlying    LTIP     All Other
        Name and               Salary    Bonus   Compensation  Award(s)   Options    Payouts   Compensation
   Principal Position    Year  ($)(1)   ($)(1)      ($)(2)       ($)        (#)       ($)(3)      ($)(4)
   ------------------    ---- -------- --------- ------------ ---------- ---------- ---------- ------------
Philip M. Neal(5)        1998 $658,333  $800,000      --          --      150,000     $428,000    $54,006
 President and Chief     1997  558,333   725,000      --          --       55,000      428,000     63,079
 Executive Officer       1996  519,000   650,000      --          --       90,000      813,500     56,198

Charles D. Miller(5)     1998 $880,000     --         --          --      125,000     $656,000   $121,416
 Chairman                1997  855,000 1,249,600      --          --      122,000      656,000    163,073
                         1996  796,667 1,080,000      --          --      180,000    1,253,000    121,535

Kim A. Caldwell          1998 $393,333  $265,000   $77,792        --       28,000     $252,000    $23,388
 Executive Vice
  President,             1997  346,917   308,000      --          --       43,000      252,000    124,463
 Global Technology and   1996  315,000   175,000      --          --       38,000      513,000     14,005
 New Business
  Development

Robert M. Calderoni      1998 $360,000  $260,000      --          --       40,000        --        $7,463
 Senior Vice President,
  and                    1997   58,333    50,000      --          --       61,500        --        18,914
 Chief Financial Officer 1996     --       --         --          --         --          --          --

Geoffrey T. Martin       1998 $341,667  $265,000      --          --       28,000        --       $12,888
 Senior Group Vice       1997  310,417   250,000      --          --      123,500      464,000     13,722
 President, Worldwide    1996  278,300   175,000      --          --       34,000      417,500       --
 Converting, Graphic
 Systems and Specialty
  Tapes

Robert G. van
 Schoonenberg            1998 $332,667  $310,000      --          --       27,000     $240,000    $23,137
 Senior Vice President,  1997  310,500   250,000      --          --       22,000      240,000     30,628
 General Counsel and     1996  282,500   230,000      --          --       74,200      384,500     26,352
 Secretary

--------
(1) Amounts shown include amounts earned but deferred at the election of executive officers under the Company's deferred compensation plans and Employee Savings Plan, a qualified defined contribution plan under Section 401(k) of the Code.

(2) Amount paid to Mr. Caldwell includes $58,092 for mortgage differential payments related to relocation expenses.

(3) Amounts for 1996 and 1997 consist of cash payments under the Company's Executive Long-Term Incentive Plan ("LTIP") for the cycles which were completed on December 31, 1995 and December 31, 1996, respectively. For the cycle completed in 1996, half was paid in 1997, and the second half in 1998, except for Mr. Martin who was paid in 1997.

(4) Amounts consist of (i) Company contributions to deferred compensation plans and Company contributions to the Company's Employee Savings Plan, a 401(k) plan ("Savings Plan"); and (ii) interest earned on deferred compensation accounts above 120% of the applicable federal rate ("above market interest"). These amounts for 1998 are $41,187 and $12,819, respectively for Mr. Neal; $63,838 and $57,578, respectively for Mr. Miller; $20,990 and $2,398 respectively for Mr. Caldwell; $7,463 and $0, respectively for Mr. Calderoni; $12,888 and $0, respectively for Mr. Martin, and $17,425 and $5,712 respectively for Mr. van Schoonenberg.

(5) Mr. Miller served as Chief Executive Officer from January through April 1998, and Mr. Neal served as Chief Executive Officer from May through December 1998.

Option Grants

  The following table shows information regarding options granted in 1998 to each of the named executive officers under the 1990 Stock Option and Incentive Plan (the "1990 Plan" or "1990 Stock Option Plan") and 1996 Stock Incentive Plan (the "1996 Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   Individual Grants
                     ---------------------------------------------
                     Number of
                     Securities     % of
                     Underlying Total Options Exercise
                      Options    Granted to    or Base
                      Granted   Employees in    Price   Expiration      Grant Date
Name                 (#)(1)(2)   Fiscal Year  ($/Share)    Date    Present Value ($)(3)
----                 ---------- ------------- --------- ---------- --------------------
Philip M. Neal         50,000        4.62%    $52.3438   5/1/2008        $773,600
                      100,000        9.24      45.1875  12/3/2008       1,144,800
Charles D. Miller     125,000       11.55      45.1875  12/3/2008       1,431,000
Kim A. Caldwell        28,000        2.59      45.1875  12/3/2008         320,544
Robert M. Calderoni    40,000        3.70      45.1875  12/3/2008         457,920
Geoffrey T. Martin     28,000        2.59      45.1875  12/3/2008         320,544
Robert G. van
 Schoonenberg          27,000        2.44      45.1875  12/3/2008         309,096

--------
(1) Non-qualified stock options were granted at fair market value for a term of ten years under the 1990 or the 1996 Plan. With the exception of Mr. Neal's first grant which vests ratably over 4 years, the options vest nine years and nine months from the date of grant, but are eligible for accelerated vesting, beginning three years from the date of grant, if the Company meets the "return on total capital" test set forth in the LTIP. This test generally measures the Company's return on total capital against that of a specified group of other companies approved by the Compensation and Executive Personnel Committee.

(2) The Compensation and Executive Personnel Committee may accelerate the time at which an option becomes exercisable, and in the event of a "change of control" of the Company (as defined in the option agreement) options become immediately exercisable.

(3) Option grant date values were determined using a Black-Scholes option pricing model adapted for use in valuing executive stock options. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility is measured as the standard deviation of the Company's stock price over the three years prior to grant (ranges from .1796 to .2434); (ii) dividend yield is measured as the cumulative dividends paid the last twelve months as a percentage of the twelve month average of the month-end closing prices (for the month in which the dividend was declared) prior to grant of the option (ranges from 1.687% to 2.18%); (iii) the risk-free rate of return represents the weekly average of the ten-year Treasury bond rates for the 52 weeks immediately preceding the grant date of the options (ranges from 5.37% to 5.77%); (iv) option term represents the period from the date of grant of each option to the expiration of the term of each option (10 years); (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 5% for each full year of vesting restrictions, assuming that exercisability of the options was accelerated to the fifth anniversary of the option grant date as a result of meeting the performance condition described in footnote (1) as of that date (i.e., 25%). In the event that the performance condition described in footnote
    (1) is met later than the fifth anniversary of the grant date, or is not met during the term of the options, the grant date present value of the options would be lower. In the event that such performance condition is not met at all and the options become exercisable nine years and nine months after the options are granted, the grant date present value of the options would be $442,000 and 782,300, respectively, for Mr. Neal; $977,875 for Mr. Miller; $219,044 for Mr. Caldwell; $312,920 for Mr. Calderoni; $219,044 for Mr. Martin; and $211,221 for Mr. van Schoonenberg. The Black-Scholes option pricing model calculates a cash equivalent value for an option on the date of grant. The Company's use of such model is not intended to forecast any future appreciation in the price of the Company's stock. In addition, no gain to the optionees is possible without appreciation in the price of the Company's common stock, which will benefit all stockholders. If the market price of the stock does not exceed the exercise price of the options at some time after the options become exercisable or if they terminate unvested or unexercised, the value of the options will ultimately be zero.

Option Exercises and Fiscal Year-End Values

  The following table shows for each of the named executive officers the shares acquired on exercise of options during 1998, the difference between the option exercise price and the market value of the underlying shares on the date of such exercise, and (as to outstanding options at December 31, 1998) the number of unexercised options and the aggregate unrealized appreciation on "in-the-money," unexercised options held at such date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          Number of
                                                         Securities             Value of
                                                         Underlying           Unexercised
                                                         Unexercised          In-the-Money
                                                         Options at            Options at
                                                     Fiscal Year-End (#) Fiscal Year-End ($)(2)
                                                     ------------------- ----------------------
                     Shares Acquired      Value         Exercisable/          Exercisable/
Name                 on Exercise (#) Realized ($)(1)    Unexercisable        Unexercisable
----                 --------------- --------------- ------------------- ----------------------
Philip M. Neal           134,000       $5,884,373      344,400/395,000   $10,647,970/3,210,798
Charles D. Miller        440,000       16,636,250      550,800/627,000    16,840,878/6,437,437
Kim A. Caldwell           56,000        2,475,750      163,150/151,250     4,897,153/1,466,350
Robert M. Calderoni        --              --           10,000/ 91,500          50,625/196,612
Geoffrey T. Martin         --              --           63,800/219,500     1,913,645/1,832,307
Robert G. van
 Schoonenberg             59,200        2,334,700       48,800/119,200     1,208,951/1,102,855

--------
(1) Market value of the common stock at the exercise date minus the exercise price of the options exercised. Amounts in this column represent the value realized by the named executive upon the exercise of stock options granted in prior years. All options had exercise prices equal to the market price of the Company's stock on the date the options were granted, and vested on the basis of the executive's continued employment with the Company. Thus, the amount realized upon exercise of the options resulted directly from appreciation in the Company's stock price during the executives' tenure with the Company.

(2) Market value of the common stock at December 31, 1998 minus the exercise price of "in-the-money" options.

Long-Term Incentive Plan Awards

  Under the Long-Term Incentive Plan (the "LTIP"), key executives recommended by the Company's Chief Executive Officer and designated by the Compensation and Executive Personnel Committee of the Board of Directors (the "Committee") are eligible to receive annual grants of stock options and to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each three-year performance cycle, which cycles generally begin every other year (e.g., 1996 and 1998). A new cycle commenced in 1998 (1998-2000) and future cycles will commence every other year (e.g., 2000 and 2002).

  The following table shows, for each of the named executive officers, the estimated future payouts, if any, under the LTIP for the performance cycle which began in 1998. Threshold amounts are the minimum amounts which could be paid under the LTIP and assume that the minimum level of performance is achieved with respect to only one of the three pre-established performance objectives (return on total capital, earnings per share and cumulative economic value added) during the performance cycle. If such performance is not achieved, amounts would be zero. In addition, maximum awards would not be paid unless the Company achieved pre-established objectives substantially in excess of these objectives.

          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                             Performance or      Estimated Future Payout Under
                         Number of Shares, Other Period Until  Non-Stock Price Based Plans(3) (4)
                          Units or Other     Maturation or    ------------------------------------
Name                        Rights (#)         Payout(2)      Threshold ($) Target ($) Maximum ($)
----                     ----------------- ------------------ ------------- ---------- -----------
Philip M. Neal(5)                --             3 years         $143,592      $617,600 $1,235,200
Charles D. Miller(5)             --             3 years          111,600       480,000    960,000
Kim A. Caldwell                  --             3 years           82,026       352,800    705,600
Robert M. Calderoni              --             3 years           74,772       321,600    643,200
Geoffrey T. Martin               --             3 years           71,796       308,800    617,600
Robert G. van
 Schoonenberg                    --             3 years           76,818       330,400    660,800
All other executive
 officers as a group(6)          --             3 years          199,506       790,520  1,581,040
All other participants
 as a group(6)                   --             3 years          782,593     3,353,969  6,707,938

--------
(1) Each listed executive officer has been designated by the Committee as a participant in the LTIP for the performance cycle which began in 1998 and is eligible to receive a deferred cash incentive award after the end of that cycle of a percentage of the named executive's base salary in effect at the end of the performance cycle. The threshold (minimum), target and maximum awards are 18.6 percent, 80 percent and 160 percent of the executive's base salary, respectively. The amount of the executive's award will depend on the Company's actual performance during the performance cycle versus the pre-established performance objectives. See "Report of Compensation and Executive Personnel Committee on Executive Compensation" for a more detailed description of the LTIP.

(2) The performance cycle began on January 1, 1998 and ends on December 31, 2000.

(3) Estimated future payouts under the LTIP are calculated using projected salaries for the executive officers as of the end of the performance cycle.

(4) Upon a "change of control" (as defined in the LTIP) of the Company, each executive will be entitled to receive a cash payment equal to the named executive's target award based on his or her annual base salary rate in effect at the time of the change of control.

(5) These awards are subject to stockholder approval of the LTIP. See "The Executive Long-Term Incentive Plan" (Proxy Item 3).

(6) This information is being supplied for purposes of Proxy Item 3.

Retirement Plan

  The Company provides retirement benefits for employees under the Retirement Plan for Employees of Avery Dennison Corporation (the "Retirement Plan") and the Benefit Restoration Plan (the "BRP"), described below. Benefits under the Retirement Plan are based on compensation and are calculated separately for each year of service using the formula 1.25% times compensation up to the breakpoint (currently $29,304, which is the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity Retirement Plan benefit for an employee at normal retirement (age 65). The benefit is not subject to deductions for Social Security payments or other offsets.

  Amounts payable under the Retirement Plan may be reduced in accordance with certain Code provisions which, as applied to plan years beginning on or after December 1, 1994, limited the amount of compensation used to determine annual benefit accruals under the Retirement Plan to the first $150,000 of covered compensation and which limited the annual pension benefit payable under the Retirement Plan to $120,000. The Company established the BRP in 1995 to provide for the payment of supplemental retirement benefits to eligible employees, including each of the individuals listed in the table on page 9, whose Retirement Plan benefits are limited under the foregoing Code provisions. The BRP is an unfunded excess benefit plan which is administered by the Company. Benefits are payable under the BRP in amounts equal to the amount by which a participant's benefits otherwise payable under the Retirement Plan, with respect to periods from and after December 1, 1994, are reduced under the applicable provisions of the Code.

  Compensation covered by the Retirement Plan includes both salary and bonus amounts, less amounts deferred at the election of employees under the Company's deferred compensation plans and the Company's Employee Savings Plan. However, the BRP covers compensation without deduction of amounts deferred under such plans. Hence the retirement benefits payable to each of the individuals listed in the table on page 9 under the Retirement Plan and the BRP, taken together, will be based (for each year of service from and after December 1, 1994) on the sum of the salary and bonus amounts (including all deferred amounts), earned in each such year. The estimated annual benefits payable to each of these individuals at normal retirement are $287,409 for Mr. Miller, $323,371 for Mr. Neal, $274,458 for Mr. Caldwell, $235,394 for Mr. Calderoni, $427,229 for Mr. Martin, and $199,357 for Mr. van Schoonenberg, respectively. These estimated benefits do not include any assumption for annual increases in compensation.

  The Supplemental Executive Retirement Plan (the "SERP"), adopted in 1983, is designed to provide its participants with additional incentives to further the Company's growth and development and as an inducement to remain in its service. Participants designated by the Committee of the Board of Directors are offered benefits under this plan to supplement those to which they may be entitled at the time of their retirement. The Committee has designated Mr. Miller and Mr. Neal as participants in this plan. Mr. Miller's and Mr. Neal's benefits will commence upon their retirement at a benefit level which, when added to the benefits to which they will be entitled from the Retirement Plan, the BRP and the SHARE Plan at the time of their retirement, Company contributions to the Employee Savings Plan and Social Security, will equal 62.5% of their final average compensation (average salary for three highest 12 month periods out of their last 60 months of employment plus the average of the three highest annual bonuses during their last 60 months of employment), plus for Mr. Miller an additional 1.5% of such compensation for each year of employment from age 66 through 70. Assuming benefits commence in 1999 and 2005, respectively, Mr. Miller's and Mr. Neal's estimated annual retirement benefit under the SERP would be $639,338 and 566,500, respectively. Survivor and disability benefits are also payable under the SERP under certain circumstances. Benefits payable under the SERP are secured with assets placed in an irrevocable trust. The cost of benefits payable under the SERP will be recovered from the proceeds of life insurance purchased by the Company, if assumptions made as to life expectancy, policy dividends, and other factors are realized.

Other Information

  On April 15, 1997, the Company entered into an agreement with Mr. Neal, which agreement was amended on May 1, 1998, providing that, if his employment is terminated for any reason other than for death, disability, cause or voluntary resignation without good reason (as such terms are defined in the agreement), he (i) will receive a payment equivalent to a pro-rated annual bonus for the year of termination; salary and bonus (based on his highest combined annual base salary plus bonus in any of the three previous years) for three years or until he reaches age 65 (the "severance period"); and additional retirement and supplemental retirement benefits which would have accrued during the severance period; (ii) will continue to participate in welfare benefit plans (such as medical, dental, and life insurance) for three years (but reduced to the extent such benefits are provided by another employer); (iii) will receive three additional years of age and service credit under the Company's deferred compensation plans; (iv) will receive payments under the LTIP for performance cycles which commence during his employment as if he had remained employed with the Company during the severance period; and (v) his unvested stock options will be accelerated. Upon any such termination, Mr. Neal will be entitled to purchase the Company automobile, if any, then being provided for his use at its depreciated book value, and to have assigned to him at no cost (although Mr. Neal must reimburse the Company for the cash value of the policy, if any) and with no apportionment of prepaid premiums, any assignable insurance policy then owned by the Company specifically relating to him. If such termination occurs after a change of control, the Company will pay for outplacement services not to exceed $50,000. Amounts to which Mr. Neal would be entitled under the agreement are reduced to the extent of any compensation which he earns from any new employment or services performed during the severance period. Mr. Neal will be reimbursed for any excise taxes which are imposed under Section 4999 of the Code.

  On April 15, 1997, the Company entered into agreements with Mr. Caldwell and Mr. Martin, and on October 29, 1997 with Mr. Calderoni which are substantially the same as that of Mr. Neal described above, except (i) the severance period following termination is one year before a change of control and three years after a change of control; (ii) coverage under welfare benefit plans and additional age and service credit under the Company's deferred compensation plans following termination is one year before a change of control and three years (or the minimum age and service credit required for early retirement benefits and the retirement interest rate) after a change of control; and
(iii) there are no comparable provisions relating to payments under the LTIP or assumption of insurance policies. On March 16, 1996, the Company entered into an agreement with Mr. van Schoonenberg providing that, if his employment with the Company is terminated for any reason other than for death, disability, cause, or voluntary resignation without good reason (as such terms are defined in the agreement), he will receive a payment equivalent to two years salary and bonus, continue to participate in benefit and incentive plans for a two-year period, his unvested options will be accelerated, and he will receive the minimum age and service credit required for early retirement eligibility and other purposes; in the event of such termination within two years of a change of control, he will receive a payment equal to three times salary and bonus, payment for LTIP and reimbursement for excise taxes.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required for such Insiders, the Company believes that, during the 1998 fiscal year, Insiders complied with all Section 16(a) filing requirements applicable to Insiders, except that one report, covering a gift, was filed late by Mr. Caldwell.

           REPORT OF COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Committee has furnished the following report on executive compensation.

Overall Policy

  The Company's executive compensation program is designed to be closely linked to Company performance and returns to stockholders. To this end, the Company developed several years ago overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholders interests' through equity based plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

  Each year the Committee, which is comprised exclusively of non-employee directors, conducts a review of the Company's executive compensation program. This review includes an assessment of the effectiveness of the Company's compensation program and a comparison of the Company's executive compensation and performance to comparable public corporations, including companies within the Peer Group described under "Stockholder Return Performance." The Company retains from time to time the services of executive compensation consultants to provide to the Company and the Committee comparative data, benefit design advice and analysis of the cost of incentives provided.

  The Committee determines the compensation of the Company's 11 executive officers, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to another approximately 51 highly compensated executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the 9 executive officers (other than Mr. Miller and Mr. Neal), the Committee takes into account the detailed performance reviews and recommendations of Mr. Neal.

  The key elements of the Company's executive compensation program consist of base salary, annual bonus, stock options, and, for certain executives, participation in the LTIP. The Committee's policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Miller, Chairman, and Mr. Neal, President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

  Under the 1993 Omnibus Budget Reconciliation Act ("OBRA") and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year, except for compensation payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made. The Committee has designed certain of the Company's compensation programs to conform with the Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by the Section 162(m) should not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based." However, the Company may pay compensation, which is not deductible in certain circumstances, when sound management of the Company so requires. In furtherance of the Company's intention to design compensation programs to conform with the OBRA legislation, the Company is requesting that its stockholders reapprove the Senior Executive Leadership Compensation Plan and the LTIP, both of which were approved by the stockholders in 1994. See Proxy Items 2 and 3.

Base Salaries

  Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Company participates each year in two nationwide salary surveys of between approximately 350 and 400 large public companies performed by nationally recognized compensation consulting firms. The Committee uses the data compiled from these surveys to assist it in establishing base salaries. In general, base salaries and total compensation for executives are targeted to a range that is within the third quartile (the fourth quartile being the highest) of the compensation paid by such other companies. Mr. Miller's and Mr. Neal's base salaries are also targeted in this range, and their total compensation is targeted to a range within the fourth quartile. In addition, in establishing salary levels within that range, the Committee considers the competitiveness of the executives' entire compensation package. For 1998, salary levels were within or below this range, based on competitive salary data compiled in 1997 and updated for use in 1998.

  Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, reviewing base salaries for comparable positions at other companies contained in the salary surveys described above, and, for selected senior executives, including Mr. Miller and Mr. Neal, comparing the total compensation packages of the executives, including base salary, with those of the companies in the Peer Group described under "Stockholder Return Performance." In addition, the Committee takes into account any new responsibilities. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered. The Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality, customer service, working capital management, employee safety, relations with employees and leadership development.

  With respect to the base salaries granted to Mr. Miller and Mr. Neal in 1998, the Committee took into account a comparison of base salaries of chief executive officers of the other companies contained in the salary surveys described above; the total compensation packages of the executives, including base salary, of the companies in the Peer Group described under "Stockholder Return Performance," the Company's success in exceeding several financial goals in 1998, including return on total capital ("ROTC") and earnings per share ("EPS"); the performance of the Company's common stock against the Peer Group; and the assessment by the Committee of Mr. Miller's and Mr. Neal's performance, including their individual leadership with respect to the development of long-term business strategies for the Company to improve its economic value, leadership development, succession planning and management continuity. The Committee also took into account the longevity of Mr. Miller's and Mr. Neal's service to the Company and its belief that they are excellent representatives of the Company to the public by virtue of their stature in the community and the industries in which the Company operates. Because of Mr. Miller's change in role from Chairman and Chief Executive Officer to Chairman in May of 1998, he did not receive an increase in base salary for 1998; his base salary remained $880,000 for 1998. Mr. Neal was granted a base salary of $700,000 for 1998 (effective May 1998 when he became Chief Executive Officer), an increase of 21.7% over his $575,000 base salary for 1997.

Annual Bonus

  The Company's executive officers, other than Messrs. Miller and Neal, are eligible for an annual cash bonus under the Company's Executive Leadership Compensation Plan (the "Executive Bonus Plan"). Under the Executive Bonus Plan, individual and corporate performance objectives are established at the beginning of each year. Eligible executives are assigned threshold, target and maximum bonus levels. The Company performance measure for bonus payments is based on several financial goals, including, in 1998, ROTC and EPS. For executive officers with responsibility for a particular group, each of which consists of several business units, the performance measure is based on the group's net income, economic value added and ROTC. The Committee weighs these financial goals very heavily. Each of the specified financial performance measures is given approximately equal weight. In 1998, the Company exceeded each of its targeted financial goals. The Committee also considers the individual non-financial performance measures described above under "Base Salaries" in determining bonuses under the Executive Bonus Plan, but to a much lesser extent than the financial goals described above.

  Messrs. Miller and Neal are eligible for an annual cash bonus under the Company's Senior Executive Leadership Compensation Plan (the "Senior Executive Bonus Plan") which was approved by stockholders in 1994 as part of the Company's policy to design certain of the Company's compensation programs to conform with Section 162(m) of the Code and related regulations. Payments under the Senior Executive Bonus Plan are based solely on the achievement of one or more of the following pre-established objective performance goals:
ROTC, EPS, return on sales ("ROS"), economic value added ("EVA"), return on equity ("ROE"), net income, cash flow, sales and total shareholder return (defined as cumulative shareholder return, including the reinvestment of dividends, on the Company's common stock), subject to the Committee's discretion to decrease awards which would otherwise be payable under the Senior Executive Bonus Plan. In addition, no bonuses are payable to the chairman, chief executive officer or chief financial officer (who is currently a participant in the Executive Bonus Plan) unless the Company's pre-tax return on stockholders' equity exceeds a minimum threshold and, in such event, the total of such executives' bonuses may not exceed a specified percentage of the Company's pre-tax return on stockholders' equity in excess of that minimum threshold. In 1998, the Company substantially exceeded each of its targeted performance goals (ROTC and EPS) under the Senior Executive Bonus Plan. Based on this performance, Mr. Neal was awarded a cash bonus of $800,000, which represents a 10.3% over the bonus paid in 1997. For 1998, the Committee awarded Mr. Miller a stock option grant of 63,000 shares in consideration for his agreement to forgo a cash bonus; this grant was made on February 25, 1999.

Stock Options

  Under the 1990 Plan and 1996 Plan, stock options are granted to the Company's executive officers. The size of stock option awards is determined by the Committee using as a guideline a formula which takes into account competitive compensation data and the executive's total cash compensation opportunity (base salary and bonus opportunity). The formula does not take into account the amount of stock options previously awarded to the executive officers, although the Committee may do so. In the event of poor Company or individual performance, the Committee can elect not to award options or grant options on fewer shares.

  Stock options are designed to align the interests of executives with those of the stockholders. The Committee believes that significant equity interests in the Company held by the Company's management align the interests of stockholders and management. The Company has adopted a stock ownership philosophy for officers and directors, which encourages each officer and director to achieve and maintain certain specified levels of stock ownership during his or her tenure with the Company.

  Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and with a ten-year term. Except for special grants and for Mr. Neal's grant of 50,000 options in 1998 which vests 25% per year, options for LTIP participants (including the individuals whose compensation is detailed in this proxy statement) vest nine years and nine months from the date of grant, subject to accelerated vesting beginning three years from the date of grant if the Company meets the ROTC test set forth in the LTIP. Options for the rest of the Company's executives vest 25% per year over four years. This approach is designed to promote the creation of stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

  In 1998, Mr. Miller received options to purchase 125,000 shares with an exercise price of $45.1875 per share. As of December 31, 1998, Mr. Miller owned directly 267,033 shares of the Company's common stock and, with the 1998 grant, holds options to purchase an additional 1,177,800 shares, of which options to purchase 550,800 shares were exercisable at December 31, 1998. In 1998, Mr. Neal received options to purchase 100,000 shares with an exercise price of $45.1875 per share and 50,000 shares with an exercise price of $52.3438. As of December 31, 1998, Mr. Neal held in trust 96,929 shares of the Company's common stock and, with the 1998 grant, holds options to purchase an additional 739,400 shares, of which options to purchase 344,400 shares were exercisable at December 31, 1998.

LTIP

  Under the LTIP, key executives recommended by the Company's Chief Executive Officer and designated by the Committee are eligible to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each multi-year performance cycle, which cycles generally begin every other year (e.g., 1996 and 1998).

  During 1998, the Committee designated each of the executive officers whose compensation is detailed in this proxy statement, and certain other executives, as participants in the LTIP for the performance cycle which began in 1998. Payment of awards for this cycle to Mr. Miller and Mr. Neal are subject to stockholder reapproval of the LTIP (See Proxy Item 3).

  Each of the most senior group of executives who is designated as a participant in the LTIP (including Mr. Miller and Mr. Neal and the other executives whose compensation is detailed in this proxy statement) ("Senior Executives") will be eligible to receive (after the end of the performance cycle (2000)) a deferred cash incentive award of a percentage of the participant's base salary in effect at the end of the cycle. The threshold (i.e., minimum), target and maximum awards are 18.6 percent, 80 percent and 160 percent of the executive's base salary, respectively. The award is based on the Company's achievement of certain pre-established ROTC, EPS and cumulative economic value added objectives, each of which is given equal weight. The threshold award of 18.6 percent of base salary will be earned if the Company meets at least 80 percent of the ROTC, EPS, or cumulative EVA objective. The target award of 80 percent of base salary will be earned if the Company achieves 100 percent of each of the ROTC, EPS and cumulative economic value added objectives. The maximum award will be earned only if the Company achieves pre-established objectives substantially in excess of these objectives.

  Participants other than Senior Executives ("Other Participants") are divided into categories under the LTIP based on their positions with the Company. Target and threshold awards are based on the Company's achievement of certain pre-established ROTC, EPS and cumulative economic value added objectives (each of which is given equal weight) or, for executives who are responsible for a business unit, the unit's achievement of pre-established ROTC, net income and cumulative business unit economic value added objectives (each of which is given equal weight). Threshold awards for Other Participants, ranging from 7 percent to 14 percent of base salary (depending on the category) will be earned if at least 80 percent of one of the applicable objectives is met. Target awards ranging from 30 percent to 60 percent of base salary will be earned if 100 percent of all three objectives are achieved. Maximum awards ranging from 60 percent to 120 percent of base salary, depending on the category, will be earned only if the Company achieves pre-established objectives substantially in excess of these objectives and, for executives who are responsible for a business unit, such business unit reaches certain levels of achievement of its ROTC, net income and cumulative business unit economic value added objectives. In addition, for Other Participants, the Committee may, in its discretion, provide for deferred cash incentive awards in excess of the awards which would be made based on the formulas contained in the LTIP.

Conclusion

  Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and Company performance and stock price appreciation. In 1998, approximately 50% of the Company's executive compensation (over 65% for the individuals listed in the table on page 9) consisted of these performance-based variable elements. For Mr. Miller and Mr. Neal, approximately 78% and 77%, respectively, of their 1998 compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

February 25, 1999
                                                        John C. Argue, Chairman
                                                               Frank V. Cahouet
                                                             Sidney R. Petersen

                        STOCKHOLDER RETURN PERFORMANCE

  The graph on the next page compares the Company's cumulative stockholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the average return, weighted by market capitalization, of a peer group of companies (the "Peer Group"). In addition, the Company has included the median return of the Peer Group in the graph because, under the Company's LTIP, Company performance is measured against the performance of other companies using a percentile approach in which each company is given equal weight regardless of its size.

  The Peer Group is comprised of Air Products & Chemicals Inc., Armstrong World Industries Inc., Arvin Industries Inc., Baker-Hughes, Inc., Bemis Company, Inc., Black & Decker Corporation, Boise Cascade Corporation, Cabot Corporation, Crane Co., Dana Corporation, Danaher Corporation, Eaton Corporation, Ecolab Inc., Engelhard Corporation, Ethyl Corporation, Federal-Mogul Corporation, Ferro Corporation, H. B. Fuller Company, The B. F. Goodrich Co., W. R. Grace & Co., Great Lakes Chemical Corporation, Harris Corporation, Harsco Corporation, Hercules Inc., Illinois Tool Works Inc., Ingersoll-Rand Co., Mark IV Industries Inc., The Mead Corporation, Moore Corporation Ltd., Morton International Inc., Nacco Industries, Nalco Chemical Co., Newell Co., Olin Corporation, P.P.G. Industries Inc., Parker-Hannifin Corporation, Pentair Inc., Pitney Bowes Inc., Premark International Inc., Rubbermaid Inc., Sequa Corporation, The Sherwin-Williams Co., Snap-On Tools Corp., Sonoco Products Co., Stanley Works, Tecumseh Products Co., Union Camp Corporation, Union Carbide Corporation, Westvaco Corporation, and Witco Corporation. Dresser Industries, Inc., which merged with Halliburton during 1998, has been removed from the Peer Group for all periods, and Dana Corporation has been included for all periods.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
               OF AVERY DENNISON, S&P 500 INDEX AND PEER GROUP,
                        WEIGHTED AVERAGE(2) AND MEDIAN
                            as of December 31, 1998

                       [PERFORMANCE GRAPH APPEARS HERE]

                                12/93 12/94 12/95 12/96 12/97 12/98
 ------------------------------------------------------------------
   Avery Dennison               $100  $125  $181  $261  $335  $343
 ------------------------------------------------------------------
   S&P 500 Index                $100  $101  $139  $171  $228  $293
 ------------------------------------------------------------------
   Peer Group (Wt. Average)(2)  $100   $98  $127  $152  $198  $209
 ------------------------------------------------------------------
   Peer Group (Median)          $100  $100  $124  $144  $187  $169

--------
(1) Assumes $100 invested on December 31, 1993, and the reinvestment of dividends; chart reflects performance on a calendar year basis.

(2) Weighted average is weighted by market capitalization.

  Stock price performance of the Company reflected in the above graph is not necessarily indicative of future price performance.

                             CERTAIN TRANSACTIONS

  Peter W. Mullin is the chairman and chief executive officer and a director of Mullin Insurance Services, Inc. ("MINC") and PWM Insurance Services, Inc. ("PWM"), executive compensation and benefit consultants and insurance agents. Mr. Mullin is also the majority stockholder of MINC and the principal stockholder of PWM. During 1998, the Company paid insurance companies premiums for life insurance placed by MINC and PWM in 1998 and prior years in connection with various Company employee benefit plans. In 1998, MINC and PWM earned commissions from such insurance companies in an aggregate amount of approximately $1,022,500 for the placement and renewal of this insurance, in which Mr. Mullin had direct and indirect interests approximating $679,200. In addition, in 1998 PWM had an interest in SCA Consulting, L.L.C. ("SCA"). During 1998, the Company paid SCA a total of $34,300 for consulting assignments, in which Mr. Mullin had an indirect interest approximating $7,000.

  Richard M. Ferry is co-founder, chairman, a director and stockholder of Korn/Ferry International ("Korn/Ferry"), an executive search firm. During 1998, Korn/Ferry received an aggregate of approximately $297,000 in payments from the Company for worldwide executive search services, in which Mr. Ferry had an indirect interest approximating $11,500.

                                 VOTING SHARES

  Stockholders of record at the close of business on March 1, 1999, are entitled to notice of, and to vote at, the Annual Meeting. There were 113,813,785 shares of common stock of the Company outstanding on March 1, 1999.

Principal Stockholders

  Whenever in this proxy statement information is presented as to "beneficial ownership", please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; such person may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Section 13 or 16 of the 1934 Act, the "beneficial owner" of the shares shown herein.

  To the knowledge of the Company, the following were the only persons who, as of December 31, 1998, owned beneficially 5% or more of the outstanding common stock of the Company.

Name and Address                                     Number of Shares  Percent
of Beneficial Owner                                 Beneficially Owned of Class
-------------------                                 ------------------ --------
Avery Dennison Corporation
Employee Stock Benefit Trust ("ESBT")..............     15,036,525(1)    13.1%
 Wachovia Bank, N.A., Trustee
 101 North Main Street
 Winston-Salem, NC 27150-3099

--------
(1) The ESBT and Wachovia Bank, N.A., as Trustee, disclaim beneficial ownership of these shares.

  The Company's Employee Savings Plan, SHARE Plan and Retirement Plan (the "Plans") together owned a total of 10,291,063 shares of Company common stock on December 31, 1998, or 8.9 % of the common stock then outstanding. Although the Company is the Administrator of the Plans, each plan was established and is administered to achieve the different purposes for which it was created for the exclusive benefit of its participants, and employees participating in the Plans are entitled to vote all shares allocated to their accounts. Accordingly, such plans do not constitute a "group" within the meaning of
Section 13(d) of the 1934 Act.

       THE SENIOR EXECUTIVE LEADERSHIP COMPENSATION PLAN (Proxy Item 2)

Description of the Bonus Plan

  In January 1994, the Committee approved the Senior Executive Incentive Compensation Plan (which was subsequently renamed "Senior Executive Leadership Compensation Plan" or the "Bonus Plan"), and which was approved by the stockholders in April 1994, as part of the Company's policy to design the Company's compensation programs to conform with Section 162(m) of the Code and related regulations so that total compensation paid to any employee should not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." Section 162(m) requires that such plans be reapproved by the stockholders every five years. Payments under the Bonus Plan are based solely on objective performance criteria. Accordingly, it is expected that such payments will not be subject to the deduction limit if, among other things, stockholders reapprove the Bonus Plan at the Annual Meeting. Participants in the Bonus Plan are not eligible to participate in the Company's general bonus plan for other executives.

  Under the Bonus Plan, key executives designated by the Committee are eligible to receive annual cash bonus payments based on the financial performance of the Company. Senior executives, including Messrs. Miller and Neal, are eligible to participate in the Bonus Plan. The purposes of the Bonus Plan are to attract and retain the best possible executive talent, to permit executives of the Company to share in its profits, to promote the success of the Company and to closely link executive rewards to Company performance.

  The principal features and material terms of the Bonus Plan are summarized below, but the summary is qualified in its entirety by reference to the Bonus Plan itself. Copies of the Bonus Plan will be available at the Annual Meeting and can also be obtained by making written request of the Company's Secretary.

  Each participant in the Bonus Plan is eligible to receive an annual bonus of up to a maximum of 150% of the participant's base salary in effect at the end of the year, with a maximum annual payment of $1.8 million. The award is based on the Company's achievement of pre-established performance objectives based on one or more of the following: ROS, ROTC, EPS, ROE, net income, net sales, cash flow from operations, EVA, sales growth and total shareholder return (defined as cumulative shareholder return, including the reinvestment of dividends, on the Company's common stock). The threshold and targeted awards under the Bonus Plan are 25% and 100% of the executive's base salary, respectively. The threshold award is not earned unless the Company meets at least 75% of the performance goal. If the Company meets between 75% and 100% of performance objective(s), the bonus will range from 50% to 100% of base salary on a prorated basis depending on actual results, and if the Company exceeds the performance goal, the executive will receive a bonus of between 100% to 150% of base salary on a prorated basis depending on actual results. The Committee also has the discretion to decrease the amounts of awards which would otherwise be payable under the Bonus Plan.

  No bonuses are payable to senior executives unless the Company's pre-tax return on stockholders' equity exceeds a minimum threshold and, in such event, the total of such executives' bonuses may not exceed a specified percentage of the Company's pre-tax return on stockholders' equity in excess of that minimum threshold.

  Bonuses for 1998, set forth in the table on page 9, were paid to senior executives in accordance with the criteria described above under "Report of Compensation Committee -- Annual Bonus." If stockholders approve the Bonus Plan above, bonuses for 1999 (and subsequent years) will be paid under the Bonus Plan described above and will be based on the Company's 1999 financial results which are not yet determinable; however, if the Company's performance in 1999 is comparable to the performance in 1998, then the bonus amounts that would be payable in 2000 would also be comparable.

Miscellaneous Provisions

  Upon a "change of control" (as defined in the Bonus Plan), participants in the Bonus Plan will be entitled to receive bonuses equal to their target award based on the participant's annual base salary rate in effect at the time of the change of control. The Committee may amend, suspend or terminate the Bonus Plan, but only prospectively to the extent such action would deprive participants of benefits.

Federal Income Tax Consequences

  The tax consequences of the Bonus Plan under current federal law are summarized in the following discussion, which deals with the general tax principles applicable to the Bonus Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

  A participant who becomes eligible to receive a bonus under the Bonus Plan will not realize taxable income at that time, nor will the Company be entitled to a deduction at that time. When a bonus is paid, the participant will have ordinary income equal to the amount paid, and the Company is expected to be entitled to a corresponding deduction, subject to the Section 162(m) discussed in "Reasons for Stockholder Approval" below. However, if bonuses were paid under the Bonus Plan upon a change of control, some or all of the bonuses could be "excess parachute payments" which would be nondeductible.

Reasons for Stockholder Approval

  As described above under Proxy Item 2, it is the Company's policy generally to design the Company's compensation programs to conform with the Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." The approval of the Bonus Plan by stockholders is being sought so that bonuses paid under the Bonus Plan will not be subject to this deduction limit.

Required Vote for Approval and Recommendation of the Board of Directors

  The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the Bonus Plan. A vote in favor of the Bonus Plan will also constitute approval of the material terms of the performance goals thereunder for purposes of Section 162(m). Your Board of Directors recommends a vote FOR approval of the Bonus Plan.

             THE EXECUTIVE LONG-TERM INCENTIVE PLAN (Proxy Item 3)

Description of the LTIP

  During 1991, the Company's Board of Directors approved the Executive Long-Term Incentive Plan (the "LTIP") as part of an executive compensation program that is designed to be closely linked to Company performance and returns to stockholders. The LTIP was approved by the stockholders in April 1994, as part of the Company's policy to design the Company's compensation programs to conform with Section 162(m) of the Code and related regulations so that total compensation paid to any employee should not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." Section 162(m) requires that such plans be reapproved by the stockholders every five years. Payments under the LTIP are based solely on objective performance criteria. Accordingly, it is expected that such payments will not be subject to the deduction limit if, among other things, stockholders reapprove the LTIP at the Annual Meeting.

  Under the LTIP, key executives recommended by the Company's Chief Executive Officer and designated by the Committee are eligible to earn deferred cash incentive awards based on the financial performance of the Company and, in some cases, its business units. Approximately 55 officers and other employees are currently eligible to participate in the LTIP. The purpose of the LTIP is to focus key executives of the Company on factors that influence the Company's long-term growth and success by providing a means whereby participants are given an opportunity to share financially in the future value they help to create for the Company and its stockholders.

  The principal features of the LTIP are summarized below, but the summary is qualified in its entirety by reference to the LTIP itself. Copies of the LTIP will be available at the Annual Meeting and can also be obtained by making written request of the Company's Secretary.

 Deferred Cash Incentive Awards

  Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each three-year performance cycle. The maximum cash payout to the participant for a performance cycle is $2.2 million. A performance cycle under the LTIP began in 1998. Subsequent performance cycles begin every two years. The amount of an individual's award depends on the participant's position with the Company, the participant's base salary in effect at the end of the cycle and the Company's actual performance during the performance cycle versus pre-established objectives based on or more of the following: ROS, ROTC, EPS, return on equity, net income, cash flow from operations, net sales, economic value added, total shareholder return and, additionally, in the case of certain executives who are responsible for a business unit of the Company, the unit's performance versus pre-established objectives including ROTC, net sales, net income and economic value added for the unit. For the 1998 performance cycle, the measurement of performance objectives will be based upon performance during the final year of the cycle (2000, except for cumulative economic value added which will be measured at the end of each year of the cycle and totaled at the end). For subsequent performance cycles, performance measurement may be based upon different criteria (e.g., average performance of the cycle) at the discretion of the Committee. For a description of the LTIP Awards that have been made for the 1998-2000 cycle, see page 12 and for a description of the calculation of awards under the LTIP, see "Report of Compensation Committee -- LTIP" on page
17. The amounts of awards for cycles after 1998-2000 are not determinable.

 Miscellaneous Provisions

  Upon a "change of control" of the Company (as defined in the LTIP), participants in the LTIP will be entitled to receive cash payments equal to their target award under the deferred cash incentive of the LTIP based on the participant's annual base salary rate in effect at the time of the change of control. However (unless the Company has an agreement with the participant to pay any excise tax related to such payment), no payments of deferred cash incentive awards will be made to participants under these change of control provisions to the extent that such payments would be subject to the excise tax on excess parachute payments under Section 4999 of the Code. The Committee may amend, suspend or terminate the LTIP, but only prospectively to the extent such action would deprive participants of benefits.

 Federal Income Tax Consequences

  The tax consequences of the LTIP under current federal law are summarized in the following discussion, which deals with the general tax principles applicable to the LTIP, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

  A participant who becomes eligible to receive a deferred cash incentive under the LTIP will not realize taxable income at that time, nor will the Company be entitled to a deduction at that time. When a cash incentive is paid, the participant will have ordinary income equal to the amount paid, and the Company is expected to be entitled to a corresponding deduction, subject to the Section 162(m) discussed in "Reasons for Stockholder Approval" below. However, if payments were paid under the LTIP upon a change of control, some or all of the bonuses could be "excess parachute payments" which would be nondeductible.

Reasons for Stockholder Approval

  As described above under Proxy Item 2, it is the Company's policy generally to design the Company's compensation programs to conform with the Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of

$1 million which qualify as "performance-based." The approval of the LTIP by stockholders is being sought so that payments under the LTIP for the 1998-2000 cycle to Messrs. Neal and Miller (which are subject to stockholder approval of the LTIP), and all payments for subsequent performance cycles, will not be subject to this deduction limit.

Required Vote for Approval and Recommendation of the Board of Directors

  The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the LTIP. A vote in favor of the LTIP will also constitute approval of the material terms of the performance goals thereunder for purposes of Section 162(m). Your Board of Directors recommends a vote FOR approval of the LTIP.

                                    GENERAL

Independent Accountants

  The Board of Directors has selected PricewaterhouseCoopers L.L.P. to serve as the Company's independent accountants for the 1999 fiscal year. One or more representatives of PricewaterhouseCoopers L.L.P. will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

Stockholder Proposals

  Stockholder proposals for presentation at the annual meeting scheduled to be held on April 27, 2000, must be received at the Company's principal executive offices on or before November 6, 1999. The Company's Bylaws provide that stockholders desiring to nominate persons for election to the Board of Directors or to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 60 to 90 days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, 60 to 90 days prior to such annual meeting or within 10 days after the public announcement of the date of such meeting is first made by the Company; or, if the number of directors to be elected to the Board of Directors is increased and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, within 10 days after such public announcement is first made by the Company (with respect to nominees for any newly created positions only). Such notice must include (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act and Rule 14a-11 thereunder, (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) the name and record address, and class and number of shares owned beneficially and of record, of such stockholder and any such beneficial owner.

Annual Report

  The Company's 1998 Annual Report to Stockholders has recently been mailed to all stockholders of record.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY SOLICITATION/VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          Robert G. van Schoonenberg
                                                 Secretary
Dated: March 8, 1999

[LOGO OF AVERY DENNISON]                           Avery Dennison Corporation
                                               150 North Orange Grove Boulevard
                                                   Pasadena, California  91103

                               PROXY SOLICITATION/
                              VOTING INSTRUCTION CARD
                         ANNUAL MEETING - APRIL 29, 1999
                               PASADENA, CALIFORNIA

The undersigned hereby appoints John C. Argue, Philip M. Neal, and Sidney R. Petersen, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 1999 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned including those held under the Company's DirectSERVICE(TM) Investment and Stock Purchase Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company's Savings Plan and SHARE Plan.


1.  Election of Directors

     Nominees:   (1) Dwight L. Allison, Jr., (2) Richard M. Ferry,
                 (3) Kent Kresa and (4) Charles D. Miller

2.  Reapproval of the Senior Executive Leadership Compensation Plan

3.  Reapproval of the Executive Long-Term Incentive Plan


    IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION
              OF THE DIRECTOR NOMINEES, AND PROPOSALS NOS. 2 AND 3

                                                                          (OVER)

                   (continued and to be signed on other side)

                          PLEASE FOLD AND DETACH HERE


                                     NOTICE

If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on this card. Space limitations make it necessary to limit attendance to stockholders. Registration for the Annual Meeting will begin at 12:30 p.m. on April 29, 1999.

                                                             Please mark
                                                             your votes as
                                                             indicated in   [X]
                                                             this example

A vote FOR ALL nominees is recommended by the Board of Directors.

1.  Election of Directors (page 1)
                                                        FOR   WITHHELD
                                                        ALL   FROM ALL
FOR ALL EXCEPT the following nominee(s):                [_]     [_]

----------------------------------------

A vote FOR is recommended by the Board of Directors.


2.  Reapproval of the Senior Executive Leadership       FOR   AGAINST   ABSTAIN
    Compensation Plan (page 22)                         [_]     [_]       [_]


3.  Reapproval of the Executive Long-Term Incentive     FOR   AGAINST   ABSTAIN
    Plan (page 23)                                      [_]     [_]       [_]


                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.

                                           Send admission ticket for meeting [_]

Signature of Stockholder(s)/Plan Participant(s)________________ Date______, 1999
NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

                          PLEASE FOLD AND DETACH HERE


Dear Stockholder/Plan Participant:

Please complete the card and return it promptly in the envelope provided so that your vote can be tabulated prior to the Annual Meeting of Stockholders which will be held on April 29, 1999.

Alternatively, you may vote your shares by telephone. Voting by telephone eliminates the need to return the card. To vote by telephone, please follow the steps below:

      1)  Have this card and your social security number available.
      2) Using a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week.

Your telephone vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the card.

U.S. Trust Company, N.A., as Trustee of the Avery Dennison Corporation Savings Plan and SHARE Plan, will vote shares of Company Stock that have not been allocated to the account of any participant in proportion to the manner in which allocated shares of Company Stock are voted by participants who timely furnish voting instructions. The card should be returned no later than April 22, 1999.

                 YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.

[LOGO OF AVERY DENNISON]

                     CONFIDENTIAL VOTING INSTRUCTIONS

                                                    Avery Dennison Corporation
                                                150 North Orange Grove Boulevard
                                                     Pasadena, California  91103

TO: FIRST CHICAGO TRUST COMPANY OF NEW YORK AS TABULATING AGENT FOR THE TRUSTEE OF THE AVERY DENNISON CORPORATION EMPLOYEE STOCK BENEFIT TRUST

     VOTING INSTRUCTIONS SOLICITED BY THE TRUSTEE ON BEHALF OF THE BOARD OF DIRECTORS OF AVERY DENNISON CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 29, 1999.

     The undersigned hereby authorizes Wachovia Bank, N.A., as Trustee, to act and vote at the 1999 annual meeting of stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in its discretion, upon any other matters which may properly come before the meeting.

1.  Election of Directors

     Nominees:   (1) Dwight L. Allison, Jr., (2) Richard M. Ferry,
                 (3) Kent Kresa and (4) Charles D. Miller

2.  Reapproval of the Senior Executive Leadership Compensation Plan

3.  Reapproval of the Executive Long-Term Incentive Plan


    IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION
              OF THE DIRECTOR NOMINEES, AND PROPOSALS NOS. 2 AND 3

                                                                          (OVER)

                   (continued and to be signed on other side)

                          PLEASE FOLD AND DETACH HERE

                                                             Please mark
                                                             your votes as
                                                             indicated in   [X]
                                                             this example

A vote FOR ALL nominees is recommended by the Board of Directors.

1.  Election of Directors (page 1)
                                                        FOR   WITHHELD
                                                        ALL   FROM ALL
FOR ALL EXCEPT the following nominee(s):                [_]     [_]

--------------------------------------------

A vote FOR is recommended by the Board of Directors.


2.  Reapproval of the Senior Executive Leadership       FOR   AGAINST   ABSTAIN
    Compensation Plan (page 22)                         [_]     [_]       [_]


3.  Reapproval of the Executive Long-Term Incentive     FOR   AGAINST   ABSTAIN
    Plan (page 23)                                      [_]     [_]       [_]


                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.


Signature of Optionee ______________________________ Date_________________, 1999
NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

                          PLEASE FOLD AND DETACH HERE

Dear Avery Dennison Optionee:

Under the terms of the Avery Dennison Corporation Employee Stock Benefit Trust, you are entitled, as an employee and a holder of vested stock options from Avery Dennison, to instruct the Trustee how to vote shares held by the Trust.

Please complete the card and return it promptly in the envelope provided so that your instructions can be tabulated prior to the Annual Meeting of Stockholders which will be held on April 29, 1999.

Alternatively, you may vote your shares by telephone. Voting by telephone eliminates the need to return the card. To vote by telephone, please follow the steps below:

  1)  Have this card and your social security number available.
  2) Using a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week.

Your telephone vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the card.

                 YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.

[LOGO OF AVERY DENNISON]                           Avery Dennison Corporation
                                                150 North Orange Grove Boulevard
                                                    Pasadena, California  91103

                                     PROXY
                         SOLICITED BY BOARD OF DIRECTORS
                         ANNUAL MEETING - APRIL 29, 1999
                               PASADENA, CALIFORNIA


The undersigned hereby appoints John C. Argue, Philip M. Neal and Sidney R. Petersen, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 1999 annual meeting of stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

1.   Election of Directors

     Nominees:   (1) Dwight L. Allison, Jr., (2) Richard M. Ferry,
                 (3) Kent Kresa and (4) Charles D. Miller

2.  Reapproval of the Senior Executive Leadership Compensation Plan

3.  Reapproval of the Executive Long-Term Incentive Plan


    IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION
              OF THE DIRECTOR NOMINEES, AND PROPOSALS NOS. 2 AND 3

                                                                          (OVER)

                   (continued and to be signed on other side)

                          PLEASE FOLD AND DETACH HERE

                                                             Please mark
                                                             your votes as
                                                             indicated in   [X]
                                                             this example

A vote FOR ALL nominees is recommended by the Board of Directors.

1.  Election of Directors (page 1)
                                                        FOR   WITHHELD
                                                        ALL   FROM ALL
FOR ALL EXCEPT the following nominee(s):                [_]     [_]

----------------------------------------

A vote FOR is recommended by the Board of Directors.


2.  Reapproval of the Senior Executive Leadership       FOR   AGAINST   ABSTAIN
    Compensation Plan (page 22)                         [_]     [_]       [_]


3.  Reapproval of the Executive Long-Term Incentive     FOR   AGAINST   ABSTAIN
    Plan (page 23)                                      [_]     [_]       [_]


                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.

                                         Space limitations for the Annual
                                         Meeting make it necessary to limit
                                         attendance to stockholders. "Street
                                         name" holders need to bring a copy of a
                                         brokerage statement reflecting stock
                                         ownership as of March 1, 1999.


Signature of Stockholder __________________________ Date_________________, 1999
NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

                          PLEASE FOLD AND DETACH HERE